Exhibit 99.1

News Release

Callidus Software Acquires Webcom

Callidus Expands SaaS Sales Effectiveness Platform,
Adds 120 New Customers, Increases Cross-Selling Opportunity

PLEASANTON, CALIF., October 4, 2011 — Callidus Software Inc. (NASDAQ: CALD), the leader in Sales Performance Management (SPM), announced today it has acquired a leader in SaaS-based product configuration, pricing, quoting, and proposals management, Webcom Inc.

“Webcom Inc. is a leading multi-tenant SaaS solution for CPQ — Configuration, Pricing, and Quoting, and Collaboration. This acquisition expands our value proposition for sales forces into CPQ, which doubles our total addressable market for our overall product suite,” said Leslie Stretch, President and CEO, Callidus Software. “Our customers demand easy to use SaaS solutions that address more of the needs of their sales forces. Webcom makes the vital Configure, Price, and Quote processes easier, more accurate, and faster. The solutions can be used anywhere, anytime, and on any device.”

“The acquisition adds approximately 120 SaaS customers, bringing Callidus’ customer base to over 800 clients on some form of recurring plan. Webcom dramatically increases our cross-selling opportunities and expands our partner eco-system. The solution will be sold alongside our fast growing core SPM SaaS business, which recorded over 30% growth in the first half of this year.”

Webcom Inc. provides a 100% multi-tenant, SaaS solution that simplifies and accelerates selling of all types of products and services. Requiring only a browser, Webcom enables business users to quickly configure, price, quote, propose, and sell solutions, anytime, anywhere. The solution suite specializes in boosting sales through faster, more accurate quotes, collaborative-based selling, and increased profit margins across companies with simple product catalogs all the way to complex, multi-channel sales networks.

“Webcom Inc. CPQ and Collaboration tools are multi-tenant SaaS solutions that perfectly compliment Callidus core offerings. CPQ is a hot market and the combination with Callidus is a huge differentiator,” said Aleks Ivanovic, CEO & Founder, Webcom. “Callidus’ global reach, coupled with its dedication to SaaS and mobile innovation, means that we are even better positioned to help customers around the world present and sell their products in the fastest and most effective way possible.”

Webcom’s solutions are used by top companies from around the world including ABB Ltd., Technogym, Fuji Electric Group, Atlas Copco AB, and NEC Corporation.

Pursuant to the terms of the Agreement, the aggregate consideration to acquire Webcom consisted of approximately $9.2 million in cash, including payment for Webcom’s cash and accounts receivable of approximately $1.0 million as of the closing date, subject to final adjustments as set forth in the Agreement. A portion of the consideration is subject to a holdback in respect of the Webcom equity holders’ indemnity obligations to Callidus. In addition, Callidus may pay up to another $1.75 million in cash earn-out consideration based on Webcom attaining certain financial targets.

Morgan Keegan served as the exclusive financial advisor to Callidus Software in this transaction.

Note on Forward-Looking Statements

The forward-looking statements included in this press release reflect management’s best judgment based on current expectations, assumptions, beliefs, estimates and projections and involve risks and uncertainties. These risks and uncertainties include, but are not limited to, potential material fluctuations in economic conditions, financial results and growth rates; expected benefits related to the acquisition of Webcom not materializing as expected; Callidus and Webcom not being unable to successfully implement integration strategies; and other risks detailed in Callidus’ reports filed with the Securities and Exchange Commission (SEC), including its Form 10-K for 2010 and Form 10-Q for the first and second quarters of 2011, copies of which may be obtained by contacting Callidus Software’s Investor Relations department at 925-251-2248, or from the Investor Relations section of Callidus Software’s website (www.callidussoftware.com). Actual results may differ materially from those described in the forward looking statements.

About Webcom Inc.

Webcom, Inc. is the leader in simplifying the complex. Obtain more business by simplifying the quote-to-order process with WebSource CPQ: configure, price, quote, propose, order, anytime, anywhere. Retain your customers by simplifying case management with ResponsAbility: you’ve always had the responsibility, now you have the ABILITY to respond. These multi-tenant SaaS solutions help drive increased revenues and margins, increased customer satisfaction, reduced costs, and improved productivity. To learn more, please visit us at http://www.webcominc.com/

About Callidus Software®

Callidus Software (NASDAQ:CALD) is the market and technology leader in Sales Performance Management (SPM). Callidus’ award-winning SaaS platform — the Callidus Cloud — is a comprehensive SaaS suite designed to help businesses drive more effective selling at each stage of the sales talent lifecycle, from improved sales hiring — the foundation of strong sales performance — to improved campaign execution, to high frequency coaching and development. The Callidus Cloud suite includes Callidus’ 100% multi-tenant, high-availability SaaS infrastructure; its Sales Selection, Sales Effectiveness, Sales Performance, and Learning modules; SPMConnect for data management; and Reporting & Analytics. Callidus Software powers more than 2.5 million users across the globe. For more information, please visit www.callidussoftware.com.

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